Exhibit 11
                               THERMO SENTRON INC.


                        Computation of Earnings per Share


                                                     Three Months Ended
                                                  -------------------------
                                                   March 29,     March 30,
                                                        1997          1996
    -----------------------------------------------------------------------

    Computation of Primary Earnings per Share:

    Net Income (a)                                $1,348,000    $  742,000
                                                  ----------    ----------

    Shares:
      Weighted average shares outstanding          9,875,000     7,000,000

      Add: Shares issuable from assumed
           exercise of options (as
           determined by the application
           of the treasury stock method)                   -        27,000
                                                  ----------    ----------

      Weighted average shares outstanding,
        as adjusted (b)                            9,875,000     7,027,000
                                                  ----------    ----------

    Primary Earnings per Share (a) / (b)          $      .14    $      .11
                                                  ==========    ==========